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[UNIVERSAL COMPRESSION LOGO]	Universal Compression Holdings, Inc. 4440 Brittmoore Road Houston, Texas 77041 NYSE: UCO
Contact: David Oatman Vice President, Investor Relations and Planning 713-335-7460

FOR IMMEDIATE RELEASE WEDNESDAY, MAY 29, 2002

UNIVERSAL COMPRESSION REPORTS
FISCAL 2002 FOURTH QUARTER RESULTS

Houston, May 29, 2002—Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today reported net income for its fiscal 2002 fourth quarter ended March 31, 2002 of $12.3 million, or $0.40 per diluted share, on revenues of $187.9 million. In the fourth quarter of fiscal 2001, the Company reported net income of $5.9 million, or $0.26 per diluted share, excluding special charges, on revenue of $99.1 million. EBITDA (net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization, excluding non-recurring items and extraordinary gains or losses) increased 56 percent to $53.6 million from $34.4 million in the prior year period.

For the year ended March 31, 2002, net income was $49.4 million, or $1.63 per diluted share, compared to $10.5 million, or $0.70 per diluted share, excluding special charges, in the prior year. The Company had revenue of $680.0 million and EBITDA of $207.6 million, compared to revenue of $232.8 million and EBITDA of $88.6 million in the prior year.

"We are pleased with the progress made throughout fiscal 2002 in the execution of strategic growth initiatives. We expanded core services, added complementary business lines and entered new geographic markets, in addition to integrating the Weatherford Global operation, which generated significant synergistic benefits," said Stephen A. Snider, Universal's President and Chief Executive Officer. "Looking ahead, we will continue to seek opportunities to expand our quality line of compression products and services while seeking to improve margins through operational and system enhancements. We expect increased annual earnings in fiscal 2003 as compared to fiscal 2002, with reduced profitability for one to two quarters followed by improved results in the second half of the year."

The Company continues to have productive discussions with its customers in Argentina regarding contract payment terms and expects to reach settlements in the near future. The impact from the Argentina economic situation reduced EBITDA by approximately $4.0 million in the three and twelve month periods ended March 31, 2002. Also, the Company has recorded a non-cash adjustment to stockholders' equity at March 31, 2002 of approximately $55 million pertaining to translation of the Argentina balance sheet.

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Segment Information

Contract compression revenues in the fourth fiscal quarter of 2002 totaled $80.7 million, an increase of 39 percent from the prior year period. The Company's contract compression compressor fleet increased by 350,000 horsepower to over 2.2 million horsepower from March 2001 to March 2002. Average fleet horsepower utilization for the quarter was 87 percent compared to 89 percent in the year ago period. International contract compression revenue for the quarter was $13.3 million, an increase of 37 percent from the prior year period. At March 31, 2002, the Company's international fleet totaled approximately 345,000 horsepower.

The fabrication segment recorded revenue of $66.9 million, an increase of 135 percent from the prior year period. Fabrication backlog was $80 million at March 31, 2002, $101 at December 31, 2001 and $34 million at March 31, 2001. The aftermarket services segment recorded revenue of $40.3 million, including used equipment revenue of $4.8 million, compared to $12.6 million in the prior year period.

"Compression activity has declined somewhat in a period of reduced energy service industry activity. The Company's contract compression utilization, which declined from a recent high of 90% in the second quarter of fiscal 2002, has been approximately 84% for the past several weeks," added Snider. "In what we believe may be an early sign of a firming of market conditions, fabrication backlog has increased to approximately $110 million currently due to a rise in orders over the last six weeks. Assuming continuing economic growth and reasonable levels of commodity prices, we are expecting business activity in general to improve by the second half of fiscal 2003."

Conference Call

Universal will host a conference call on Thursday, May 30, 2002 at 10:00 am Central Time, 11:00 am Eastern Time to discuss the quarter's results and other corporate matters. The conference call will be broadcast over the Internet to provide interested persons the opportunity to listen to it live. The call will also be archived for one week to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

Persons wishing to listen to the conference call live may do so by logging onto http://www.universalcompression.com (click "Company Overview" in the "Company Information" section) or http://videonewswire.com/event.asp?id=5420 at least 15 minutes prior to the start of the call. A replay of the call will remain available at the Web sites www.universalcompression.com and http://www.prnewswire.com through June 6, 2002.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

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Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are integration of acquisitions, the demand for Universal's products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

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UNIVERSAL COMPRESSION HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2002	December 31, 2001	March 31, 2001	Twelve Months Ended March 31, 2002
Revenue:
Contract compression	$80,653	$85,942	$58,108	$327,735
Fabrication	66,942	55,258	28,471	211,265
Aftermarket services	40,346	36,179	12,559	140,989

Total revenue	187,941	177,379	99,138	679,989
Costs and expenses:
Cost of sales - contract compression	27,551	29,567	21,213	114,432
Cost of sales - fabrication	59,397	48,703	24,019	186,918
Cost of sales - aftermarket services	31,552	27,854	10,335	110,293
Depreciation and amortization	13,275	12,233	11,588	48,600
Selling, general and administrative	16,267	16,134	9,121	60,890
Operating lease	15,047	14,788	8,220	55,401
Interest expense	5,555	5,357	4,623	23,017
Non-recurring charges	—	—	1,640	—
Other	(331)	194	4	99

Total costs and expenses	168,313	154,830	90,763	599,650

Income before income taxes	19,628	22,549	8,375	80,339
Income taxes	7,309	8,798	3,482	30,931

Income before extraordinary items	$12,319	$13,751	$4,893	$49,408

Extraordinary loss, net of income tax benefit	—	—	(3,239)	—

Net income	$12,319	$13,751	$1,654	$49,408

Weighted average common and common equivalent shares outstanding:
Basic	30,590	30,567	22,264	30,008

Diluted	30,823	30,844	22,653	30,250

Earnings per share:
Income before extraordinary items	$0.40	$0.45	$0.22	$1.65
Extraordinary loss	—	—	(0.15)	—

Basic	$0.40	$0.45	$0.07	$1.65

Income before extraordinary items	$0.40	$0.45	$0.22	$1.63
Extraordinary loss	—	—	$(0.14)	—

Diluted	$0.40	$0.45	$0.07	$1.63

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UNIVERSAL COMPRESSION HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands)

	Three Months Ended
	March 31, 2002	December 31, 2001	March 31, 2001	Twelve Months Ended March 31, 2002
Revenue:
Domestic contract compression	$67,336	$69,423	$48,369	$267,550
International contract compression	13,317	16,519	9,739	60,185
Fabrication	66,942	55,258	28,471	211,265
Aftermarket services	40,346	36,179	12,559	140,989

Total	$187,941	$177,379	$99,138	$679,989
Gross Profit:
Domestic contract compression	$42,797	$44,465	$30,177	$169,893
International contract compression	10,304	11,910	6,718	43,410
Fabrication	7,545	6,555	4,452	24,347
Aftermarket services	8,794	8,325	2,224	30,696
Other	—	—	(4)	—

Total	$69,440	$71,255	$43,567	$268,346
Selling, General and Administrative	$16,267	$16,134	$9,121	$60,890
% of Revenue	9%	9%	9%	9%
EBITDA, as adjusted *	$53,567	$55,097	$34,446	$207,584
% of Revenue	29%	31%	35%	31%
Profit Margin:
Domestic contract compression	64%	64%	62%	63%
International contract compression	77%	72%	69%	72%
Fabrication	11%	12%	16%	12%
Aftermarket services	22%	23%	18%	22%
Total	37%	40%	44%	39%

*
EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization, excluding non-recurring items and extraordinary gains and losses.

	March 31, 2002	December 31, 2001	March 31, 2001
Debt	$227,745	$222,828	$215,107
Operating Leases	$708,500	$708,500	$527,500

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UNIVERSAL COMPRESSION REPORTS FISCAL 2002 FOURTH QUARTER RESULTS
UNIVERSAL COMPRESSION HOLDINGS, INC. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
UNIVERSAL COMPRESSION HOLDINGS, INC. UNAUDITED SUPPLEMENTAL INFORMATION (In thousands)